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                                                                    Exhibit 3(a)

             CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS
                               WITH RESPECT TO THE
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                              WELLS FARGO & COMPANY

                 -----------------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                 -----------------------------------------------

         The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the "Company"), at a meeting duly convened and held on February 23, 1999, at which a quorum was present and acting throughout:

                  WHEREAS resolutions were adopted by the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 21, 1988, providing for and authorizing the issuance of 1,000,000 shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock"); and

                  WHEREAS no shares of the Series A Preferred Stock are outstanding because none were issued, and the Board of Directors desires to eliminate from the Company's Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock.

                  RESOLVED that none of the authorized shares of Series A Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 21, 1988 with the Secretary of State of the State of Delaware with respect to such series.

                  RESOLVED that the Chairman, the President, any Vice Chairman, any Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Company's Restated Certificate of Incorporation, as amended, all matters set forth in said Certificate of Designations with respect to the Series A Preferred Stock.

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         IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Laurel A. Holschuh, its Senior Vice President, and attested by Rachelle M. Graham, its Assistant Secretary, this 22nd day of March, 1999.

                                             WELLS FARGO & COMPANY

                                             By     /s/Laurel A. Holschuh
                                                 ----------------------------
                                                     Senior Vice President

ATTEST:

        /s/Rachelle M. Graham
----------------------------------------
         Assistant Secretary



   [Filed in the Office of the Delaware Secretary of State on March 24, 1999]


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